Exhibit 99.1

DELMAR PHARMACEUTICALS ANNOUNCES $10 MILLION REGISTERED DIRECT
OFFERING PRICED AT-THE-MARKET

VANCOUVER, British Columbia and MENLO PARK, Calif., September 20, 2017 / -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, today announced that it entered into securities purchase agreements with certain institutional investors in connection with a registered direct offering, priced at-the-market, of an aggregate of 8,000,000 shares of common stock and warrants to purchase an aggregate of 8,000,000 shares of common stock, at an offering price of $1.25 per share and related warrant, for an aggregate gross proceeds of $10 million. The warrants have an exercise price of $1.25 per share, are immediately exercisable and have a term of exercise of five years. The offering is expected to close on or about September 22, 2017, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co., is acting as exclusive placement agent for the offering.

DelMar currently intends to use the net proceeds of this offering for our clinical trials and for general corporate purposes, which may include working capital, capital expenditures, research and development and other commercial expenditures. In addition, DelMar may use the net proceeds from this offering for acquisitions or investments in businesses, products or technologies that are complementary to its business. At June 30, 2017, DelMar had cash on hand of approximately $6.6 million and as of the date hereof, DelMar had cash on hand of approximately $4.3 million, not including the net proceeds from this offering.

The shares and warrants are being offered pursuant to an effective shelf registration statement on Form S-3, as amended (File No. 333-213601), that was previously filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 27, 2016. A preliminary prospectus supplement and final prospectus supplement relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, from H.C. Wainwright & Co., 430 Park Avenue, 4th Floor, New York, New York 10022, by calling (646) 975-6996 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options.  By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or have become intolerable to modern targeted or biologic treatments.

The Company's current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the NCI.  Based on DelMar's internal research programs and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 across multiple oncology indications to solve significant unmet medical needs.

For further information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989. Connect with the Company on Twitter, LinkedIn, Facebook, and Google+. Investor Relations Counsel: Amato & Partners LLC.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among other thing, statements regarding the offering, the expected gross proceeds, the expected use of proceeds and the expected closing of the offering. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.